PURCHASE CONTRACT FOR CARBON BLACK

Seller:

Xin Jiang YaKeLa Carbon Black Limited

Buyer:

Dong Tian Rubber and Chemicals Limited

1.

Place of Delivery: Seller shall be responsible to deliver pure carbon black by railway to Jiangche Area.  All related railway transportation charges shall be the responsibility of the Seller. The Buyer shall pay the second leg transportation expenses.

2.

Quality: pure carbon black supplied by Seller shall have the quality standard as stipulated by the national standard GB3778-94.  All goods shall be packed properly, and in accurate quantity.  In case there is damage and inaccurate quantity, the Seller shall be responsible for the losses.

3.

Price:  The price is set at RMB 3,800 per ton for the entire year.  Buyer shall purchase a minimum of 800 tons and targets for 1,000 tons per annum during the terms of the contract provided that the supply from Seller is sufficient.

4.

Payment Method: Buyer guarantees to settle payment to the Seller on monthly basis.

5.

All above terms shall be binding to both signing parties. All disputes shall be settled in accordance with the Contract Law of China in case either party violates the terms stipulated in this contract.

6.

This contract shall have four original copies.  Each party keeps two copies.  This contract is executed with signatures of both parties.  The terms of the contract: January 2005 to December 2005.

Dated this February 5, 2005

Seller	Buyer
Date:	Date: